AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made as of March 21, 2019, and effective as of March 15, 2006 (the “Effective Date”), and is entered into between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through its offices located at 10920 Wilshire Blvd, Suite 1200, Los Angeles, California, 90024-1406, and BONE BIOLOGICS CORPORATION (“Licensee”), a Delaware corporation having a principal place of business at 2 Burlington Woods Drive, Suite 100, Burlington, Massachusetts, 01803.

RECITALS

WHEREAS, The Regents and Licensee are parties to that certain Amended and Restated Exclusive License Agreement, which was entered into on June 19, 2017, and made effective as of March 15, 2016 (UC Agreement Control Number 2018-04-0073) (“Amended and Restated Exclusive License Agreement”), which acted to amend and restate the Exclusive License Agreement that the parties had previously entered into with UC Agreement Control Number 2006-03-0536, as amended by the First through Tenth Amendments (as amended, the “Original License”);

WHEREAS, The Regents and Licensee desire to, and do hereby, further amend and restate the Amended and Restated Exclusive License Agreement with this Agreement to incorporate additional Inventions under the License and to modify a few of the provisions;

WHEREAS, certain invention (the “Inventions”), generally characterized as

1)	UCLA Case No. 1999-560: “NELL-1 Enhanced Bone Mineralization”;

2)	UCLA Case No. 2004-331: “NELL1 Expression Systems and Neuroprotective Activity of NELL2”;

3)	UCLA Case No. 2006-369: “Recombinant NELL-1 & 2 Protein Production”;

4)	UCLA Case Number: 2009-271: “Recombinant NELL Protein Production”;

5)	UCLA Case No. 2009-569: “NELL-1 Isoform”;

6)	UCLA Case No. 2011-416: “Using NELL-1 to Inhibit Osteoclasts and to Prevent, Treat Osteoporosis”;

7)	UCLA Case No. 2015-573: “Chemically Modified NELL-1 and Methods of Making and Using the Same”;

8)	UCLA Case No. 2016-631: “Bone Targeting Therapeutic Conjugate and Methods of Making and Using the Same”; and

9)	UCLA Case No. 2016-99D: “NELL-1 Regulates Neurogenesis and Nervous System Function”

made in the course of research at the University of California, Los Angeles by Drs. Kang Ting, Shunichi Kuroda, Chia Soo and Ben Wu, and claimed in Regents’ Patent Rights as defined below;

WHEREAS, Drs. Ting, Wu and Soo are employees of The Regents and as such are obligated to assign their right, title and interest in and to the Inventions to The Regents;

WHEREAS, Dr. Shunichi Kuroda is an employee of Osaka University and Osaka University has not asserted their rights; therefore Dr. Kuroda as an individual assigned his rights to The Regents;

WHEREAS, the Inventions were developed with United States Government funds, and The Regents has elected title thereto and granted a royalty-free nonexclusive license to the United States Government on March 15, 2004, as required under 35 U.S.C. §200-212;

WHEREAS, Licensee is a “small business concern” as defined in 15 U.S.C. §632; and

WHEREAS, The Regents wishes that Regents’ Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend and restate the Original License as follows:

1. DEFINITIONS

1.1	“Regents’ Patent Rights” means The Regents interest in any of the patent applications listed in Appendix A attached to this Agreement and assigned to The Regents (UCLA Case Nos. 1999-560, 2004-331, 2006-369, 2009-271, 2009-569, 2011-416, 2015-573, 2016-631, and 2016-99D); any continuing applications thereof including divisions; but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application; any patents issuing on these applications including reissues and reexaminations; and any corresponding foreign patents or patent applications; all of which will be automatically incorporated in and added to Appendix A and made a part of this Agreement. The patent applications and patents included as a result of UCLA Case Nos. 2015-573, 2016-631 and 2016-99D are referred to in certain provisions of this Agreement as the “Newly Added Patent Rights” within the Regents’ Patent Rights.

1.2	“Licensed Product” means any article, composition, apparatus, substance, chemical, or any other material whose manufacture, use or sale would constitute an infringement of any Valid Claim within Regents’ Patent Rights, or any service, article, composition, apparatus, chemical, substance, or any other material made, used, or sold by or utilizing or practicing a Licensed Method. This definition of Licensed Product also includes a service either used by Licensee, an Affiliate, or Sublicensee or provided by Licensee, an Affiliate or Sublicensee to its customers when such service requires the use of Licensed Product or performance of Licensed Method.

1.3	“Licensed Method” means any process or method whose use or practice would constitute an infringement of any Valid Claim within Regents’ Patent Rights.

1.4	“Field of Use” means use in spinal fusion by local administration, Osteoporosis, and long bones/extremities (trauma), and excludes use in cartilage and all other indications.

1.5	“Affiliate” means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors. In any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then “Affiliate” means any company in which Licensee owns or controls, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by local law.

1.6	“First Commercial Sale” means the first sale of any Licensed Product by Licensee or any Affiliate or Sublicensee, following marketing approval by the appropriate governmental agency for the country in which the sale is to be made. When governmental marketing approval is not required, “First Commercial Sale” means the first sale in that country.

1.7	“Final Sale” means any sale, transfer, lease, exchange or other disposition or provision of a Licensed Product and/or a Licensed Method to a Customer. A Final Sale shall be deemed to have occurred upon the earliest to occur of the following (as applicable): (a) the transfer of title to such Licensed Product and/or Licensed Method to a Customer, (b) the shipment of such Licensed Product to a Customer, (c) the provision of a Licensed Method to a Customer, (d) the provision of an invoice for such Licensed Product or Licensed Method to a Customer, or (e) payment by the Customer for Licensed Products or Licensed Methods.

1.8	“Net Sales” means the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for the Final Sale of Licensed Products or Licensed Methods by Licensee, or by any Affiliate, joint venture or Sublicensee to Customers, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged) to the extent reasonable and customary: cash, trade or quantity discounts, retroactive price reductions or rebates actually granted to Customers and charge-back payments and rebates granted to managed health care organizations or to any governmental entity (and its agencies, purchasers or reimbursers); sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation and delivery charges, including insurance to the extent actually paid by the Customer; and allowances or credits to Customers because of rejections or returns and amounts written off as uncollectible by Licensee. Where Licensee or any Affiliate, joint venture or Sublicensee is the Customer, then Net Sales shall be based on the average Net Sales received from other Customers in an arm’s length transaction for such Licensed Products or Licensed Methods during the same calendar quarter, less the deductions described above.

If a Licensed Product is sold in combination with another product, component or service not covered by a Valid Claim (“Other Component”) in the country in which the combination product is sold, the Net Sales for such combination product shall be calculated as follows (provided that under no circumstances will the amount allocated to the Licensed Product (as opposed to the Other Component) be less than fifty percent (50%), unless otherwise approved by The Regents in writing):

a.	If both the Licensed Product and the Other Component are sold separately: by multiplying the net selling price of the combination product by the fraction A/(A + B), where A is the average gross selling price of the Licensed Product sold separately in that country, and B is the average gross selling price of the Other Component sold separately in that country.

b.	If the Licensed Product is sold separately but the Other Component is not: by multiplying the net selling price of the combination product by the fraction A/(C), where A is the average gross selling price of the Licensed Product when sold separately in that country, and C is the average gross selling price of the combined product in that country.

c.	If the Other Component is sold separately, but the Licensed Product is not: by multiplying the net selling price of the combination product by the fraction (C – B ) / C, where B is the average gross selling price of such Other Component when sold separately in that country, and C is the average gross selling price of the combined product in that country.

d.	If neither the Licensed Product nor the Other Component is sold separately, or the combination product does not fit in one of the above scenarios: Licensee shall propose in advance to The Regents (the “Proposal”) an allocation of the Net Sales for such combination products based on the relative standalone value of the Licensed Product(s) and the Other Component(s). If The Regents disagrees with Licensee’s allocation of such Net Sales, then The Regents shall so notify Licensee (the “Notice”) within twenty (20) business days of receipt of the Proposal and the parties shall work in good faith to reach agreement on the allocation. If the parties are unable to agree on such allocation within sixty (60) days of receipt of the Notice, then the parties may pursue resolution of such dispute pursuant to Paragraph 5.12.

1.9	“Series A Financing” means an investment of at least Two Million Dollars ($2,000,000.00) from a venture capital firm through the sale of equity securities of Licensee or documentation that sufficient funds have been raised from any source to meet all the development milestones set forth up to Paragraph 6.3(e).

1.10	“Sublicensee” means any third party sublicensed by Licensee under the Regents’ Patent Rights to make, have made, use, sell, offer for sale or import any Licensed Product or to practice any Licensed Method.

1.11	“Sublicensing Income” means income received by Licensee from a Sublicense of the Regents’ Patent Rights, including income received by way of license issue fees, milestone payments, and the like but specifically excludes payment or prepayment of royalties for the sale or distribution of Licensed Products or the practice of Licensed Methods (for clarity, which are accounted for under Paragraphs 3.3 or 5.1, as applicable). Not included in the definition of Sublicensing Income is income received by Licensee as payment or reimbursement for (i) equity or debt financing (sold at fair market value), (ii) past or future research and development costs conducted by or for Licensee, including costs associated with materials, equipment or clinical testing (provided at fair market value and itemized), and (iii) Past Patent Costs or Ongoing Patent Costs paid or payable in accordance with Paragraphs 7.2 and 7.3, respectively (provided any amounts received in excess of the amount of Past Patent Costs or Ongoing Patent Costs Licensee has actually paid to The Regents will be treated as Sublicensing Income). If Licensee grants a Sublicense in an agreement that also includes a transaction unrelated to the Regents’ Patent Rights, e.g. licensing other technology or issuing equity (“Unrelated Assets”), then Licensee shall propose in advance to The Regents (the “Sublicense Proposal”) an allocation of amounts paid under such agreement based on the relative values of the Regents’ Patent Rights and Unrelated Assets. If The Regents disagrees with Licensee’s allocation of such amounts, then The Regents shall provide a Notice within twenty (20) business days of receipt of the Sublicense Proposal and the parties shall work in good faith to reach agreement on the allocation. If the parties are unable to agree on such allocation within sixty (60) days of receipt of the related Notice, may pursue resolution of such dispute pursuant to Paragraph 5.12.

1.12	“Customer” means any individual or entity that receives Licensed Products or Licensed Methods, provided however, that Licensee or any Affiliate, joint venture or Sublicensee shall be deemed a Customer only if it receives Licensed Products or Licensed Services for its own end-use and not resale.

1.13	“Valid Claim” means a patent claim contained in (a) a pending application included within the Regents’ Patent Rights, unless such application has been pending for more than five (5) years from its U.S. filing date for domestic patents and seven (7) years from the date of the PCT filing for foreign at which time such pending claim shall not be a Valid Claim for purposes of this Agreement until such time as such claim issues, in which case it will be deemed to be a Valid Claim retroactively to the date it issued for the purposes of calculating Earned Royalties hereunder; or (b) an issued and unexpired patent included within the Regents’ Patent Rights which claim has not been held unenforceable, unpatentable or invalid by a final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

1.15	“Feasibility Study” means a clinical investigation used to capture preliminary safety and effectiveness information on a near-final or final device design to adequately plan an appropriate Pivotal Study.

1.16	“Pivotal Study” means a clinical investigation designed to collect definitive evidence of the safety and effectiveness of a device for a specific intended use, in a statistically justified number of subjects.

1.17	“PMA” means Pre-Market Approval given by the US Food and Drug Administration to equipment manufacturers to sell their devices to the medical profession.

1.18	“Osteoporosis” means thinning of the bones, with reduction in bone mass, due to depletion of calcium and bone protein.

2. GRANT

2.1	Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee an exclusive license (the “License”) under Regents’ Patent Rights, in jurisdictions where Regents’ Patent Rights exist, to make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods in the Field of Use to the extent permitted by law.

2.2	The License is subject to all the applicable provisions of any license to the United States Government executed by The Regents and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §200-212 and applicable governmental implementing regulations.

2.3	The Regents expressly reserves the right to use Regents’ Patent Rights and associated technology for educational and research purposes including publication of research results and sharing research results with other non-profit institutions, and allowing other non-profit research institutions to use Regents’ Patent Rights and associated technology for the same purpose.

2.4	On a quarterly basis, Licensee may request from the Business Development Officer assigned to manage this Agreement within UCLA’s Technology Development Group (TDG) a non-confidential description of any patent applications that have been filed or invention disclosures that have been received by TDG on or after January 1, 2019, naming one or more inventors of the Regents’ Patent Rights, or that identifies the term “NELL” in the title of the patent application or invention disclosure, as applicable.

3. SUBLICENSES

3.1	The Regents also grants to Licensee the right to issue exclusive or nonexclusive sublicenses (“Sublicenses”) to third parties to make, have made, use sell, offer for sale or import Licensed Products and to practice Licensed Methods in any jurisdiction in which Licensee has exclusive rights under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents (and, if applicable, the U.S. Government under 35 U.S. C. §200-212) contained in this Agreement.

3.2	Licensee must pay to The Regents a percentage of all Sublicensing Income as follows:

With respect to Sublicenses to the Newly Added Patent Rights:

3.2a	Thirty percent (30%) of any Sublicensing Income received and attributable to such Newly Added Patent Rights; and

With respect to Sublicenses to any of the Regents’ Patent Rights other than the Newly Added Patent Rights:

3.2b	Twenty percent (20%) of any Sublicensing Income received prior to the initiation of a Feasibility Study and attributable to any of the Regents’ Patent Rights other than the Newly Added Patent Rights; and

3.2c	Ten percent (10%) of any Sublicensing Income received after initiation of a Feasibility Study and attributable to any of the Regents’ Patent Rights other than the Newly Added Patent Rights.

3.3	On Net Sales of Licensed Products sold or disposed of by a Sublicensee, Licensee must pay to The Regents an earned royalty in accordance with Article 5 (ROYALTIES) as if these were Licensee’s Net Sales. Any royalties received by Licensee in excess of royalties due to The Regents under this Paragraph 3.3 belong to Licensee.

3.4	Licensee must provide to The Regents a copy of each Sublicense within thirty (30) days of execution, and a copy of all information submitted to Licensee by Sublicensees relevant to the computation of the payments due to The Regents under this Article 3 (SUBLICENSES).

3.5	If this Agreement is terminated for any reason, all outstanding Sublicenses, not in default, will be assigned by Licensee to The Regents, at the option of The Regents. The Sublicenses will remain in full force and effect with The Regents as the licensor or sublicensor instead of Licensee, but the duties of The Regents under the assigned Sublicenses will not be greater than the duties of The Regents under this Agreement, and the rights of The Regents under the assigned Sublicenses will not be less than the rights of The Regents under this Agreement, including all financial consideration and other rights of The Regents. Except as may be otherwise agreed to in writing by The Regents and Licensee or, as applicable, The Regents and a sublicensee, The Regents may, at The Regents’ sole discretion, amend such Sublicenses to be assumed to contain the terms and conditions found in this Agreement; provided, however, that except for any such Sublicenses in which the sublicensee is an Affiliate, The Regents shall not amend such Sublicenses to include the terms and conditions found in Section 4.5 of this Agreement.

4. FEES

4.1	In partial consideration for the License, Licensee previously paid to The Regents a license issue fee of Twenty Thousand One Hundred Dollars and Fifty Cents ($20,100.50), of which Ten Thousand One Hundred Dollars and Fifty Cents ($10,100.50) was paid within thirty (30) days of the Effective Date and the remainder was paid within six (6) months after the Effective Date. This fee is nonrefundable and is not an advance against royalties.

4.2	For each Licensed Product or Licensed Method reaching the milestones indicated below, Licensee must make the following payments (“Milestone Payments”) to The Regents within thirty (30) days of reaching such milestone. For purposes of clarity such Milestone Payments are due from Licensee irrespective of whether the associated milestone listed below was reached by Licensee itself or a third party acting on Licensee’s behalf or by a Sublicensee, Joint Venture or Affiliate.

With respect to a non-pegylated Licensed Product or Licensed Method covered by the Regents’ Patent Rights other than the Newly Added Patent Rights:

4.2a	Enrollment of the first subject in a Feasibility Study: One Hundred Thousand Dollars ($100,000);

4.2b	Enrollment of the first subject in a Pivotal Study: Two Hundred Fifty Thousand Dollars ($250,000.00);

4.2c	PMA (or foreign equivalent) approval by the FDA (or foreign equivalent) for such a Licensed Product or Licensed Method: Five Hundred Thousand Dollars ($500,000.00);

4.2d	First Commercial Sale of such a Licensed Product or Licensed Method: One Million Dollars ($1,000,000.00).

With respect to a pegylated Licensed Product or Licensed Method covered by the Newly Added Patent Rights:

4.2e	Upon dosing first patient at a Phase I/IIa Clinical Trial: Two Hundred Thousand Dollars ($200,000.00);

4.2f	Upon dosing first patient at a Phase IIb Clinical Trial: Four Hundred Thousand Dollars ($400,000.00);

4.2g	Upon dosing first patient at a Phase III Clinical Trial: Seven Hundred and Fifty Thousand Dollars ($750,000.00);

4.2h	Upon FDA approval: One Million Five Hundred Thousand Dollars ($1,500,000.00).

4.3	Licensee must pay to The Regents a license maintenance fee of Ten Thousand Dollars ($10,000.00) beginning on the one (1) year anniversary date of the Effective Date of this Agreement and continuing annually on each anniversary date of the Effective Date. The maintenance fee will not be due and payable on any anniversary date of the Effective Date if prior to that date Licensee has made the First Commercial Sale of a Licensed Product. The license maintenance fees are non-refundable and are not an advance against royalties.

4.4	Within thirty (30) days after the Effective Date, and subject to The Regents’ execution of Licensee’s standard common stock purchase agreement in the form attached as Appendix C. Licensee will issue to the Regents shares of Licensee’s Common Stock equal to two percent (2%) of the total outstanding and issued Common Stock as of the Effective Date. The Regents acknowledge receipt of such equity under the Original License; copies of the previously executed Common Stock Purchase Agreement, as well as the stock certificate, are attached as Appendix C (COMMON STOCK PURCHASE AGREEMENT & STOCK CERTIFICATE).

4.5	Licensee shall pay The Regents a cash milestone payment in US Dollars within thirty (30) days of the earlier to occur of (a) the closing of any Change of Control Transaction, and (b) The Regents making a Payment Election (each of (a) and (b) are “Liquidity Events” for purposes of this Agreement). Such milestone payment shall be a cash payment equal to the greater of (i) and (ii):

(i)	Five Hundred Thousand Dollars ($500,000.00) (payable in a single lump sum amount in priority and preference to payment to any holders of equity securities of the Licensee; provided, the Licensee shall apply all of its assets to any such distribution, and to no other corporate or organizational purpose, except to the extent prohibited by Delaware law governing distributions to stockholders, and in the event Delaware law governing distributions to stockholders prevents the Licensee from making the full amount of such distribution, the Licensee shall pay the maximum amount it can consistent with such law, and shall pay the remaining amount as soon as it may lawfully do so under such law); and

(ii)	Two percent (2%) times P, where:

“P” is equal to either:

○	in the case of a Merger or Stock Sale, the sum of (a) all cash, and the fair market value of all securities and other property transferred to the security holders of the Licensee (or subsidiary, as the case may be) in return for their securities in the Licensee (or subsidiary, as the case may be) at the time of the transaction, and (b) all cash, and the fair market value of all securities and other property transferred to the security holders of the Licensee (or subsidiary, as the case may be) for Trailing Consideration payable to the holders of Licensee’s (or subsidiary’s, as the case may be) securities, when and if actually paid, or
○	in the case of an Asset Sale, the sum of (a) all cash, and the fair market value of all securities or other property transferred to the Licensee (or subsidiary, as the case may be) at the time of the transaction, and (b) all cash, and the fair market value of all securities and other property for Trailing Consideration payable to the Licensee, when and if, actually paid; or
○	in the case of a Payment Election, the product of (a) all of Licensee’s capital stock, membership units or similar securities or interests as of the Payment Election effective date (calculated on a fully diluted and as converted basis, assuming conversion of all outstanding convertible securities including without limitation convertible debt, warrants and options; all unissued shares reserved for issuance pursuant to equity incentive or similar incentive plans for employees, consultants, directors and so forth are deemed to be issued and outstanding times (b) the fair market value of a share of common stock, membership unit or other similar equity security of Licensee determined in accordance with the terms set forth below. Notwithstanding anything to the contrary set forth herein, the parties agree that any payment required pursuant to a Payment Election will occur in three (3) equal annual installments commencing not more than sixty (60) days after receipt by the Licensee of a payment request from The Regents. Upon receipt of a payment request, the Licensee shall apply all of its assets to any such redemption, and to no other corporate or organizational purpose, except to the extent prohibited by Delaware law governing distributions; and in the event Delaware law governing distributions to stockholders prevents the Licensee from making the full amount of such distribution, the Licensee shall pay the maximum amount it can consistent with such law, and shall pay the remaining amount as soon as it may lawfully do so under such law.

“Trailing Consideration” means any payments due for any deferred or contingent consideration payable to Licensee or its security holders including, without limitation, any post-closing milestone payment, escrow amount or holdback of consideration. Any Trailing Consideration shall be payable within thirty (30) days after the actual receipt of such Trailing Consideration by the Licensee or its security holders.

For purposes of clarification, payment of the Merger, Stock Sale or Asset Sale milestone payment shall be in priority and preference to payment to any holders of equity securities of the Licensee.

The fair market value of any securities or other property shall be determined by reference to the operative transaction agreement for a respective Merger, Stock Sale or Asset Sale, provided that, if no such valuation is readily determinable from such operative transaction agreement or in the event of a Payment Election, then for securities for which there is an active public market:

(a)	if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction; or
(b)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such transaction. The method of valuation of securities subject to investment letters or other similar restrictions on free marketability shall take into account an appropriate discount from the market value as determined pursuant to clause (a) or (b) above so as to reflect the approximate fair market value thereof.

For determination of fair market value of any security in the event there is no active public market, the value shall be the fair market value thereof as either (i) determined in good faith by the Board of Directors of Licensee and as approved by The Regents, such approval not to be unreasonably withheld, or (ii) determined by a third party appraiser appointed and paid for by Licensee, if Licensee and The Regents cannot mutually agree on such fair market value.

For purposes of this Paragraph 4.5, “Change of Control Transaction” means the earlier to occur of:

(a)	any acquisition, consolidation, merger, reverse merger, share exchange, reorganization or other transaction or series of transactions in which (A) Licensee is a constituent party or (B) a subsidiary of Licensee is a constituent party and the Licensee issues shares of its securities pursuant to such transaction, and pursuant to which greater than fifty percent (50%) of the voting power of Licensee or subsidiary of Licensee is transferred to a third party (“Merger”),
(b)	the sale by one or more security holders of a majority of the voting power of the Licensee (“Stock Sale”), or
(c)	a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Licensee or any subsidiary of the Licensee of all or substantially all of the assets of the Licensee and its subsidiaries, taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Licensee if substantially all of the assets of the Licensee and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Licensee (“Asset Sale”).

For purposes of this Paragraph 4.5, “Payment Election” means the date The Regents submits a payment request to Licensee, which may occur at The Regents sole and absolute discretion any time on or after December 22, 2022.

The payment required pursuant to this Paragraph 4.5 shall be a one-time payment obligation (provided, any Trailing Consideration may occur pursuant to one or more payments in accordance with the terms of this Paragraph 4.5). The Licensee’s obligation to pay any of the above payments will survive termination, expiration or assignment or transfer of this License.

5. ROYALTIES

5.1	Licensee must pay to The Regents for sales by Licensee or its Affiliates an earned royalty of three percent (3%) of Net Sales of Licensed Products or Licensed Methods.

5.2	Licensee must pay to The Regents the following minimum annual royalties (referred to below as “Minimum Annual Royalty”) during each of the following calendar years (measured relative to the calendar year in which there was a First Commercial Sale, and referred to below as “Calendar Years after FCS”) for the life of this Agreement while the applicable Licensed Product or Licensed Method is covered by at least one Valid Claim of the Regents’ Patent Rights:

Calendar Years after FCS	Minimum Annual Royalty

First and Second	Fifty Thousand Dollars ($50,000.00);

Third and Fourth	One Hundred Thousand Dollars ($100,000.00);

Fifth and Each Subsequent Year	Two Hundred Fifty Thousand Dollars
of the term of the Agreement while	($250,000.00).
the Licensed Product or Licensed Method is
covered by at least one Valid Claim

Licensee must pay the Minimum Annual Royalty for a given Calendar Year after FCS to The Regents on or before February 28 of such Calendar Year after FCS. The Minimum Annual Royalty for a given Calendar Year after FCS will be credited against the Earned Royalty due and owing with respect to Net Sales made during the calendar year in which such Minimum Annual Royalty was paid. By way of example, if FCS took place on February 1, 2008, the first Calendar Year after FCS would be 2009 and the Minimum Annual Royalty would be due on or before February 28, 2009.

5.3	Paragraphs 1.1, 1.2, 1.3 and 1.4 define Regents’ Patent Rights, Licensed Product, Licensed Method and the Field of Use so that royalties are payable on products covered by pending patent applications and issued patents. Royalties accrue for the duration of this Agreement.

5.4	Licensee must pay royalties owed to The Regents on a quarterly basis. Licensee must pay the royalties within two (2) months of the end of the calendar quarter in which the royalties accrued.

5.5	All monies due The Regents must be paid in United States funds. When Licensed Products are sold for monies other than United States dollars, the royalties will first be determined in the foreign currency of the country in which those Licensed Products were sold and, second, converted into equivalent United States funds. Licensee must use the exchange rate established by the Bank of America in San Francisco, California on the last day of the calendar quarter.

5.6	Any tax for the account of The Regents required to be withheld by Licensee under the laws of any foreign country must be promptly paid by Licensee for and on behalf of The Regents to the appropriate governmental authority. Licensee will use its best efforts to furnish The Regents with proof of payment of any tax. Licensee is responsible for all bank transfer charges. All payments made by Licensee in fulfillment of The Regents’ tax liability in any particular country will be credited against fees or royalties due The Regents for that country.

5.7	If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, the Licensee shall pay royalties due to The Regents from Licensee’s other sources of United States Dollars.

5.8	If any patent or any claim included in Regents’ Patent Rights is held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct from it will cease as of the date of that final decision. Licensee will not, however, be relieved from paying any royalties that accrued before that decision or that is based on another patent or claim not involved in that decision.

5.9	As part of its public mission to bring products to the marketplace, UCLA strives to enable underserved populations, which have limited access to adequate quantities of medical innovations arising from UCLA’s laboratories, to have access to these innovative products. Licensees are encouraged to consider these populations’ interests when marketing and selling Licensed Products.

5.10	No multiple royalties will be due even if a Licensed Product or Licensed Method is covered by more than one of the Regents’ Patent Rights.

5.11	If Licensee pays a third party royalties in consideration for patent rights which are necessary in order to practice Regents’ Patent Rights then Licensee or Sublicensee, as the case may be may deduct one third of one percent (0.333%) from the royalty rate due to The Regents under this Agreement for every percentage point paid to third party in royalties, provided that in no event shall royalties or other amounts due to The Regents in any reporting period be reduced to less than fifty percent (50%) of what would otherwise be due to The Regents.

5.12	Disputes under Paragraphs 1.8 and 1.11. If either party desires to resolve a dispute as contemplated by Paragraphs 1.8 (i.e., proposal regarding the combination product allocation) or 1.11 (i.e., proposal regarding Sublicensing Income allocation) above, then such party will notify the other party in writing (“Dispute Notice”) and the parties will confer for a period of up to thirty (30) days after receipt of such Dispute Notice to resolve the dispute. If such dispute has not been resolved at the end of such 30-day period, then each party shall have the right to refer the matter, by written notice sent to the other party, to a neutral third party expert (“Expert”) for a binding determination on such dispute. If so referred to an Expert, the parties will first select a mutually agreeable neutral Expert who has significant relevant experience in the subject matter of the disputed issue and no current financial interest in either party. If the parties cannot agree on an Expert within thirty (30) days after the referral of the matter to be resolved, the Expert will be appointed by head of the American Arbitration Association office in San Francisco, CA. The Expert’s fees and expenses and any fees and expenses for arbitration will be borne equally by the parties.

6. DILIGENCE

6.1	Upon the execution of this Agreement, Licensee must diligently proceed with the development, manufacture and sale (“Commercialization”) of Licensed Products and must earnestly and diligently endeavor to market them within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands for them.

6.2	Licensee must endeavor to obtain all necessary governmental approvals for the Commercialization of Licensed Products.

6.3	The Regents has the right and option to either terminate this Agreement or reduce Licensee’s exclusive license to a nonexclusive license if Licensee fails to perform any of the terms in Paragraph 6.1. With respect to the Regents’ Patent Rights other than the Newly Added Patent Rights, if Licensee fails to perform any of the terms in Paragraphs 6.3a through 6.3h, The Regents shall have the right and option to either terminate the License to such Regents’ Patent Rights other than the Newly Added Patent Rights by delivering a Notice of Default and Notice of Termination to Licensee in accordance with Paragraph 12, or to reduce Licensee’s exclusive license to such Regents’ Patent Rights other than the Newly Added Patent Rights to a nonexclusive license by providing Licensee sixty (60) days advance written notice thereof. With respect to the Newly Added Patent Rights, if Licensee fails to perform any of the terms in Paragraphs 6.3i through 6.3r, The Regents shall have the right and option to either terminate the License to such Newly Added Patent Rights by delivering a Notice of Default and Notice of Termination in accordance with Paragraph 12, or to reduce Licensee’s exclusive license to such Newly Added Patent Rights to a nonexclusive license upon providing Licensee sixty (60) days advance written notice thereof. In each of the cases above, Licensee may use such 60-day advance written notice period to confer with The Regents to demonstrate Licensee’s diligent efforts to meet such Development Milestone and Licensee’s anticipated timelines for achieving the Development Milestones, which The Regents will consider when determining whether to take such action. The foregoing rights, if exercised by The Regents, supersede the applicable rights granted in Article 2 (GRANT).

With respect to a non-pegylated Licensed Product or Licensed Method covered by the Regents’ Patent Rights other than the Newly Added Patent Rights:

6.3a	Select preferred NELL-1-producing cell line for use in connection with a Licensed Product or Licensed Method on or before December 31, 2016;

6.3b	Initiate pre-clinical animal studies (e.g. toxicity) of a Licensed Product or Licensed Method on or before June 30, 2017;

6.3c	Initiate pre-clinical GLP study (as described in 21 CFR 58) of a Licensed Product or Licensed Method on or before June 30, 2018;

6.3d	Submit a Licensed Product or Licensed Method investigational device exemption (IDE) (or foreign equivalent) to the FDA (or foreign equivalent) on or before December 31, 2018;

6.3e	Initiate a Licensed Product or Licensed Method Pivotal Study on or before December 31, 2019;

6.3f	Submit a Licensed Product or Licensed Method PMA application (or foreign equivalent) on or before December 31, 2023;

6.3g	Secure a Licensed Product or Licensed Method FDA (or foreign equivalent) PMA approval (market approval) (or foreign equivalent) on or before December 31, 2024; and

6.3h	Achieve First Commercial Sale of a Licensed Product or Licensed Method on or before March 31, 2025.

With respect to a pegylated Licensed Product or Licensed Method covered by the Newly Added Patent Rights:

6.3i	With respect to a Licensed Product, complete a pre-clinically rhNELL-1 chemical modification versus drug delivery & route and frequency of administration no later than June 1, 2020.

6.3j	Enter into a contract with a Contract Manufacturing Organization (“CMO”) and completed an animal pilot study involving a Licensed Product to determine what clinical indication Licensee intends to pursue no later than June 1, 2021.

6.3k	Submit a Pre-IND (Investigational New Drug) package to the FDA with respect to a Licensed Product that contains Chemistry, Manufacturing and Controls (CMC), preclinical work, and a clinical development plan by June 1, 2022.

6.3l	Complete a pivotal animal study with a Licensed Product in sheep and/or non human primate by January 1, 2023.

6.3m	File an IND with the FDA with respect to a Licensed Product by December 31, 2023.

6.3n	Dose a first patient with a Licensed Product in a Phase I/IIa Clinical Trial by December 31, 2024.

6.3o	Dose a first patient with a Licensed Product in a Phase IIb Clinical Trial by December 31, 2025.

6.3p	Dose a first patient with a Licensed Product in a Phase III Clinical Trial by December 31, 2027.

6.3q	Obtain FDA approval has been obtained with respect to a Licensed Product by December 31, 2030.

6.3r	Achieve a First Commercial Sale for at least one Licensed Product has been achieved by December 31, 2031.

6.4	Cure Rights. Licensee shall not be in breach of this Agreement due to a delay in achieving the Development Milestone obligations listed in Section 6.3k through 6.3r if, prior to missing such deadline, it pays to The Regents Five Thousand dollars (US $5,000) for every month of delay, provided that the Development Milestones listed in Sections 6.3k and 6.3l may only be extended by a total of six (6) months each, and the maximum delay, when calculated cumulatively across all Development Milestones, shall not exceed a total of two (2) years of total delays.

6.5	Licensee has the sole discretion for making all decisions as to how to commercialize any Licensed Product.

7. PATENT FILING, PROSECUTION AND MAINTENANCE

7.1	Patent Prosecution

7.1a	As long as Licensee has complied with its obligations to reimburse or pre-pay The Regents for patent prosecution costs as set forth in this Article 7 (PATENT FILING, PROSECUTION AND MAINTENANCE), The Regents will file, prosecute and maintain the patents and applications comprising Regents’ Patent Rights. These patents will be held in the name of The Regents and will be obtained with counsel of The Regents’ choice. The Regents must provide Licensee with copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under Regents’ Patent Rights. The Regents will consider any comments or suggestions by Licensee and will use reasonable efforts to amend patent applications to include claims reasonably requested by Licensee to protect the products and services contemplated under this Agreement. The Regents is entitled to take action to preserve rights and minimize costs whether or not Licensee has commented, and will use reasonable efforts to not allow any Regents’ Patent Rights for which Licensee is licensed and is underwriting the costs of to lapse or become abandoned without Licensee’s written authorization under Paragraph 7.4, except for the filing of continuations, divisionals, or the like that substitute for the lapsed application.

7.1b	Licensee has the right to request patent filings on the Invention in the United States and any foreign territories where Regents’ Patent Rights are available (“National Phase Filing”) by providing a written request to The Regents identifying which territories Licensee has selected for patent prosecution no later than ninety (90) days prior to the deadline for filing any such National Phase Filing (“Patent Prosecution Request”). All other requests and instructions for patent prosecution (for example Chapter Two Demands, responses to office actions, utility filings, provisional patent filings, etc.) shall be provided in writing by Licensee to The Regents no later than ninety (90) days prior to the deadline set by the patent office in the territory such patent action is to take place in (also a “Patent Prosecution Request” for purposes of this Agreement). The absence of this Patent Prosecution Request by the deadline specified in this Paragraph 7.1 will be considered an election not to secure the patent rights associated with the specific phase of patent prosecution in such territory, and such patent application(s) and patent(s) will not be part of Regents’ Patent Rights and therefore not subject to this Agreement, and Licensee will have no further rights or license to them.

7.1c	Ninety (90) days before the deadline for filing a Chapter Two Demand and ninety (90) days before the deadline for filing a National Phase Filing, but not sooner, The Regents will have the right to file patent applications at its own expense in any territory which Licensee has not identified in written notice pursuant to this Paragraph 7.1 and such patent application(s) and patent(s) will not be part of Regents’ Patent Rights and therefore not subject to this Agreement, and Licensee will have no further rights or license to them.

7.2	Past Patent Costs

Licensee will bear all costs incurred prior to the term of this Agreement in the preparation, filing, prosecution and maintenance of patent applications and patents in Regents’ Patent Rights (“Past Patent Costs”). As of the date of executing this Agreement, The Regents have incurred approximately One Hundred Fifty-one Thousand Nine Hundred Ninety-nine Dollars and Twenty-nine Cents ($151,999.29) in Past Patent Costs. Prosecution includes, but is not limited to, interferences, oppositions and any other inter partes matters originating in a patent office. Licensee must send payment for such Past Patent Costs to The Regents within thirty (30) days of Licensee’s receipt of an invoice for these costs.

7.3	Ongoing Patent Costs

7.3a	Licensee will bear all costs incurred during the term of this Agreement in the preparation, filing, prosecution and maintenance of patent applications and patents in Regents’ Patent Rights (“Ongoing Patent Costs”). Prosecution includes, but is not limited to, interferences, oppositions and any inter partes matters originating in a patent office. Licensee’s obligation to underwrite and to pay all United States and foreign patent costs will continue for as long as this Agreement remains in effect. Licensee may request a cost estimate for patent filings, chapter two demands and office actions (“Cost Estimate”). Fees and expenses that are due to incidentals (for example photocopy charges or long distance phone charges) are not included within such Cost Estimate unless expressly so stated, nor is Licensee’s direct interaction with Regents’ counsel such as by phone calls, e-mails, in person meetings and the like.

7.3b	With each Patent Prosecution Request, Licensee must pay in advance to The Regents The Regents’ patent counsel’s estimated costs for undertaking any utility patent filing, National Phase Filing or office action filing before The Regents authorizes its patent counsel to proceed with such patent action (“Advanced Payment”). The absence of this Advanced Payment will be considered an election not to secure the patent rights associated with the specific phase of patent prosecution in such territory, and such patent application(s) and patent(s) will not be part of Regents’ Patent Rights and therefore not subject to this Agreement, and Licensee will have no further rights or license to them.

7.4	Termination of Patent Prosecution by Licensee

Licensee may terminate its obligations with respect to any given patent application or patent within Regents’ Patent Rights by providing written notice to The Regents (“Patent Termination Notice”), and termination of Licensee’s obligations with respect to such patent application or patent will be effective three (3) months after receipt of such Patent Termination Notice by The Regents. The Regents will use its best efforts to curtail patent costs chargeable to Licensee under this Agreement after this Patent Termination Notice is received by The Regents from Licensee. The Regents may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and such application(s) and patent(s) will not be part of Regents’ Patent Rights and therefore not subject to this Agreement, and Licensee will have no further rights or license to them.

8. PATENT INFRINGEMENT

8.1	In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgement action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 8.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation; provided, however, that Licensee shall not be required to sublicense the infringer.

8.2	If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee will have the initial right, but not the obligation, at its expense, to institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in the suit. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit. In the event that (1) Licensee is unable to proceed with an infringement actions because The Regents is deemed to be a necessary party and The Regents declines to be joined in the Licensee’s infringement action; (2) The Regents does not pursue an infringement action in its own name; and (3) Licensee is unable to reach a mutually acceptable business solution with the alleged infringer (e.g. sublicense from Licensee), The Regents agrees to reduce by fifty percent (50%) the royalty rates payable by Licensee under the Agreement to account for the impact of the alleged infringement on Licensee.

8.5	If, within a hundred and eighty (180) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute such suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents consent and may not thereafter commence suit against the infringer for acts of infringement that are subject to The Regents suit or any judgment rendered in that suit.

8.6	Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive fifteen percent (15%) of the recovery if The Regents was not a party in the litigation or was involuntarily joined but did not actively participate in the litigation, (ii) The Regents will receive forty percent (40%) if The Regents was party in the litigation, and actively participated in the litigation (and incurred litigation costs); and (b) for any recovery for willful infringement, The Regents will receive fifty percent (50%) of the recovery. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 8 (Patent Infringement).

8.7	Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (SUBLICENSES) of this Agreement.

8.8	Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

8.9	Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

9. PROGRESS AND ROYALTY REPORTS

9.1	Beginning April 30, 2016, and for the term of this Agreement, Licensee must submit to The Regents progress reports on or before the dates indicated according to the following schedule:

9.1a	Until submission to the FDA (or foreign equivalent) by Licensee (and any Affiliates, Joint Ventures and Sublicensees) of a PMA application (or foreign equivalent) for a Licensed Product or Licensed Method, every four (4) months by April 30, September 30 and December 31;

9.1b	After submission to the FDA (or foreign equivalent) by Licensee (and any Affiliates, Joint Ventures and Sublicensees) of a PMA application (or foreign equivalent) for a Licensed Product or Licensed Method, semi-annually by January 31 and July 31.

9.2	The progress reports submitted under Paragraph 9.1 must include the following topics:

9.2a	Summary of work completed.

9.2b	Key scientific discoveries.

9.2c	Summary of work in progress.

9.2d	Current schedule of anticipated events or milestones.

9.2e	Market plans for introduction of Licensed Products.

9.2f	A summary of resources (dollar value) spent in the reporting period.

9.3.	Licensee must notify The Regents if Licensee or any of its Sublicensees or Affiliates ceases to be a small entity (as defined by the United States Patent and Trademark Office) under the provisions of 35 U.S.C. §41(h).

9.4	Licensee must report the date of the First Commercial Sale in the royalty report immediately following that Sale.

9.5	After the First Commercial Sale of each Licensed Product, Licensee must make quarterly royalty reports to The Regents by February 28, May 31, August 31 and November 30 of each year (i.e., within two (2) months from the end of each calendar quarter). Each royalty report must cover Licensee’s most recently completed calendar quarter and must show:

9.5a	Gross sales and Net Sales of any Licensed Product.

9.5b	Number of each type of Licensed Product sold.

9.5c	Royalties payable to The Regents.

9.6	Licensee must state in its royalty report if it had no sales of any Licensed Product.

10. BOOKS AND RECORDS

10.1	Licensee must keep accurate books and records of all Licensed Products manufactured, used or sold. Licensee must preserve these books and records for at least five (5) years from the date of the royalty payment to which they pertain.

10.2	The Regents’ are entitled to have an independent auditor with a national accounting firm reasonably acceptable to Licensee inspect these books and records solely to confirm the royalty and other payments made hereunder and compliance with other provisions in this Agreement at reasonable times and upon reasonable prior notice to Licensee, and not more than once during any twelve (12) month period. The Regents will pay the fees and expenses of these inspections. If an error favoring Licensee of more than five percent (5%) of the total annual royalties is discovered, for the period being audited, then Licensee will pay the fees and expenses of these inspections. Any auditor shall enter into a confidentiality agreement with Licensee, reasonably acceptable to Licensee, prior to conducting any inspection and shall not disclose any Licensee Confidential Information except to the extent necessary to verify the accuracy of the payments made by Licensee hereunder and compliance with other provisions in this agreement.

11. LIFE OF THE AGREEMENT

11.1	Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date recited on page one and remains in effect for the life of the last-to-expire patent in Regents’ Patent Rights, or until the last patent application licensed under this Agreement is abandoned and no patent in Regents’ Patent Rights ever issues- (the later of these dates, the “Expiration Date”).

11.2	Upon termination of this Agreement, prior to Expiration Date, Licensee will have no further right to make, have made, use or sell any Licensed Product except as provided in Article 14 (Disposition of Licensed Products on Hand Upon Termination).

11.3	Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 10	BOOKS AND RECORDS
Article 14	DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION
Article 16	USE OF NAMES AND TRADEMARKS
Article 17	LIMITED WARRANTY
Article 18	INDEMNIFICATION
Article 23	FAILURE TO PERFORM
Article 24	GOVERNING LAW

12. TERMINATION BY THE REGENTS

12.1	If Licensee violates or fails to perform any material term or covenant of this Agreement, then The Regents may give written notice of the default (“Notice of Default”) to Licensee. If Licensee does not repair the default within sixty (60) days after the effective date of the Notice of Default, then The Regents has the right to terminate this Agreement and the License by a second written notice (“Notice of Termination”) to Licensee. If The Regents sends a Notice of Termination to Licensee, then this Agreement automatically terminates on the effective date of this notice. Termination does not relieve Licensee of its obligation to pay any royalty or fees owing at the time of termination and does not impair any accrued right of The Regents.

13. TERMINATION BY LICENSEE

13.1	Licensee has the right at any time to terminate this Agreement in whole or with respect to any portion of Regents’ Patent Rights by giving written notice to The Regents. This notice of termination will be subject to Article 19 (NOTICES) and will be effective ninety (90) days after the effective date of the notice.

13.2	Any termination in accordance with Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued prior to termination. Nor does termination rescind anything done by Licensee or any payments made to The Regents prior to the effective date of termination. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14. DISPOSITION OF LICENSED PRODUCTS

ON HAND UPON TERMINATION

14.1	Upon termination of this Agreement, Licensee will have the right to dispose of all previously made or partially made Licensed Products, but no more, within a period of six (6) months. But Licensee must submit royalty reports on the sale of these Licensed Products and must pay royalties at the rate and at the time provided in this Agreement.

15. PATENT MARKING

15.1	Licensee must mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16. USE OF NAMES AND TRADEMARKS

16.1	Neither party is permitted to use any name, trade name, trademark or other designation of the other party or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, Licensee is expressly prohibited from using the name “The Regents of the University of California” or the name of any campus of the University of California.

17. LIMITED WARRANTY

17.1	The Regents warrants that it has the lawful right to grant this license to Licensee.

17.2	This License and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKE NO REPRESENTATION OR WARRANTY THAT ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3	SUBJECT TO ARTICLE 18 (INDEMNIFICATION), IN NO EVENT WILL Either party BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

17.4	Nothing in this Agreement will be construed as:

17.4a	A warranty or representation by The Regents as to the validity or scope of any Regents’ Patent Rights.
17.4b	A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties.
17.4c	Obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 8 (Patent Infringement).
17.4d	Conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents’ Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents’ Patent Rights.
17.4e	Obligate The Regents to furnish any know-how not provided in Regents’ Patent Rights.

18. INDEMNIFICATION

18.1	Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, its officers, employees, and agents, the sponsors of the research that led to the invention, the inventors of the patents and patent applications in Regents’ Patent Rights and their respective employers from and against any and all liability, claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense. Indemnification includes but is not limited to products liability. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee to defend The Regents in accordance with this Paragraph 18.1, then The Regents may retain counsel of its choice to represent it, and Licensee will pay all expenses for such representation.

18.2	Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

18.2a	Each occurrence	Five Million Dollars ($5,000,000.00)
18.2b	Products/completed operations aggregate	Ten Million Dollars ($10,000,000.00)
18.2c	Personal and advertising injury	Five Million Dollars ($5,000,000.00)
18.2d	General aggregate (commercial form only)	Ten Million Dollars ($10,000,000.00)

18.3	Licensee expressly understands, however, that the coverages and limits in Paragraph 18.2 do not in any way limit the Licensee’s liability. Licensee must furnish The Regents with certificates of insurance evidencing compliance with all requirements. Licensee’s insurance must:

18.3a	Provide for thirty (30) day advance written notice to The Regents of any modification.
18.3b	Indicate that The Regents of the University of California is endorsed as an Insured under the coverages listed in Paragraph 18.2.
18.3c	Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by The Regents.

18.4	The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18 (INDEMNIFICATION). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 18 (INDEMNIFICATION).

19. NOTICES

19.1	Any notice or payment required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

For Licensee:	Bone Biologics Corporation
2 Burlington Woods Drive, Suite 100
Burlington, MA 01803
Attention: Chief Executive Officer

For The Regents:	The Regents of the University of California
University of California, Los Angeles
Technology Development Group
10889 Wilshire Blvd, Suite 920
Los Angeles, CA 90095-7191

Attention: Contracts Management Team

20. ASSIGNABILITY

20.1	This Agreement is binding upon and inures to the benefit of The Regents, its successors and assigns. But it is personal to Licensee and assignable by Licensee only with the written consent of The Regents. The consent of The Regents will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates.

Conditions of Assignment

No later than thirty (30) days prior to any assignment of this Agreement all of the following terms and conditions shall be met and if they are not then this Agreement and any assignment thereof will be considered null and void with no further notice from The Regents.

(i)	Licensee shall inform The Regents in writing of the identity of the proposed acquirer or successor entity and shall provide updated contact information in writing to The Regents for such acquirer or successor entity by updating and submitting in writing to The Regents Appendix C (LICENSEE CONTACT INFORMATION) of this Agreement;
(ii)	The proposed acquirer or successor entity shall agree in writing to be bound by all the terms and conditions of this Agreement as if such acquirer or successor entity were the original Licensee and a copy of such written agreement shall be provided to The Regents by Licensee or the proposed acquirer or successor entity;
(iii)	The proposed acquirer or successor entity shall provide a written statement to The Regents that they assume responsibility for any and all liabilities that arose under this Agreement prior to the effective date of the proposed assignment of this Agreement; and
(iv)	Licensee shall pay to The Regents an assignment fee of One Hundred Thousand Dollars ($100,000.00).

21. LATE PAYMENTS

21.1	For each royalty payment or fee not received by The Regents when due, Licensee must pay to The Regents a simple interest charge of ten percent (10%) per annum to be calculated from the date payment was due until it was actually received by The Regents.

22. WAIVER

22.1	The waiver of any breach of any term of this Agreement does not waive any other breach of that or any other term.

23. FAILURE TO PERFORM

23.1	If either party takes legal action against the other because of a failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

24. GOVERNING LAW

24.1	THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

25. GOVERNMENT APPROVAL OR REGISTRATION

25.1	If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

26. EXPORT CONTROL LAWS

26.1	Licensee must observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (“ITAR”) and the Export Administration Regulations.

27. PREFERENCE FOR UNITED STATES INDUSTRY

27.1	Because this Agreement grants an exclusive right to a particular use of the Invention, Licensee must manufacture in the United States any products embodying this Invention or produced through the Invention’s use to the extent required by 35 U.S.C. §200-212. The Regents agree that, if requested by Licensee, The Regents will use reasonable and good faith efforts to cooperate with Licensee to seek a waiver or exception form the foregoing requirement on reasonable showing thereof by Licensee of a basis for such a waiver.

28. FORCE MAJEURE

28.1	The parties will be excused from any performance required under this Agreement if performance is impossible or unfeasible due to any catastrophe or other major event beyond their reasonable control, including war, riot, or insurrection; lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events abate, and in any event within one (1) year, the parties’ respective obligations will resume.

29. CONFIDENTIALITY

29.1	If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction, and the receiving party will:

29.1a	Use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind.

29.1b	Use the confidential information only to accomplish the purposes of this Agreement.

29.2	Neither party will disclose confidential information received from the other party except to its employees, customers, distributors and other agents who are bound to it by similar obligations of confidence and only as required to accomplish the purposes of this Agreement.

29.3	Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that:

29.3a	The receiving party can demonstrate by written records was previously known to it.

29.3b	The receiving party lawfully obtained from sources under no obligation of confidentiality.

29.3c	Is or becomes publicly available other than through an act or omission of the receiving party or any of its employees.

29.3d	Is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law.

29.4	The provisions of this Article 29 (CONFIDENTIALITY) will continue in effect for five (5) years after expiration or termination of this Agreement.

29.5	The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient not disclose such terms and conditions to others. If a third party inquires whether a license to Regents’ Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (GRANT) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under the California Public Records Act, a governmental audit requirement, or other applicable law.

30. MISCELLANEOUS

30.1	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

30.2	This Agreement is not binding upon the parties until it has been signed below on behalf of each party, in which event it becomes effective as of the date recited on page one.

30.3	No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by each party.

30.4	This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof,.

30.5	If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable as long as a party’s rights under this Agreement are not materially affected. In lieu of the unenforceable provision, the parties will substitute or add as part of this Agreement a provision that will be as similar as possible in economic and business objectives as was intended by the unenforceable provision.

Both The Regents and Licensee have executed this Agreement in duplicate originals by their authorized officers on the dates written below:

BONE BIOLOGICS CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By		By
	Signature		Signature
Name:	Steve R. La Neve	Name:	Mark Wisniewski
Title:	President and CEO	Title:	Sr. Director Biopharmaceuticals
Date:	March 25, 2019	Date

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By
Signature
Name:	Amir Naiberg
Title:	Assoc. Vice Chancellor and President & CEO
Date:

APPENDIX A

REGENTS’ PATENT RIGHTS

UCLA CASE NO.	APPLICATION TITLE	TERRITORY	APPLICATION NUMBER
1999-560-1	NELL-1 Enhanced Bone Mineralization	United States Of America	09/412,297
1999-560-2	NELL -1 Enhanced Bone Mineralization	United States Of America	11/392,294
1999-560-3	Composition for Promoting Cartilage Formation or Repair Comprising a NELL Gene Product and Method of Treating ...	European Patent Office	7871373.2
1999-560-3	Composition for Promoting Cartilage Formation or Repair Comprising a NELL Gene Product and Method of Treating ...	European Patent Office	18198068.1
1999-560-4	NELL-1 Enhanced Bone Mineralization	United States Of America	11/713,366
1999-560-4	NELL-1 Enhanced Bone Mineralization	Canada	2679723
1999-560-4	NELL-1 Enhanced Bone Mineralization	Japan	2010-520212
1999-560-6	Composition for Promoting Cartilage Formation or Repair Comprising a NELL Gene Product and Method of Treating ...	United States Of America	12/700,644
1999-560-8	NELL-1 Enhanced Bone Mineralization	United States Of America	13/011,736
2004-331-2	NELL Peptide Expression Systems And Bone Formation Activity Of Nell Peptide	United States Of America	10/544,553
2004-331-5	NELL Peptide Expression Systems And Bone Formation Activity Of Nell Peptide	United States Of America	Patent No. 8,048,646 from US Application No. 12/400,715
2004-331-6	NELL Peptide Expression Systems And Bone Formation Activity Of Nell Peptide	United States Of America	Patent No. 7,807,787 from US Application No. 12/400,714
2004-331-2	NELL Peptide Expression Systems and Bone Formation Activity of Nell Peptide	United Kingdom	4709500.5
2004-331-2	NELL Peptide Expression Systems and Bone Formation Activity of Nell Peptide	Spain	4709500.5

2004-331-2	NELL Peptide Expression Systems and Bone Formation Activity of NELL Peptide	Germany	4709500.5
2004-331-3	Expression System of NELL Peptide	United States Of America	11/601,529
2004-331-3	Expression System of NELL Peptide	European Patent Office	7868700.1
2004-331-3	Expression System of NELL Peptide	Japan	2010-509917
2004-331-7	Expression System of NELL Peptide	United States Of America	12/700,630
2006-369-2	Pharmaceutical Compositions for Treating or Preventing Bone Conditions	United States Of America	11/884,525
2006-369-3	Pharmaceutical Compositions for Treating or Preventing Bone Conditions	United States Of America	12/897,397
2006-369-4	Pharmaceutical Compositions for Treating or Preventing Bone Conditions	United States Of America	15/367,097
2009-271-2	Recombinant NELL Protein Production	United States Of America	13/121,394
2009-271-2	Recombinant NELL Protein Production	United Kingdom	9819839.3
2009-271-2	Recombinant NELL Protein Production	Spain	9819839.3
2009-271-2	Recombinant NELL Protein Production	Germany	9819839.3
2009-271-2	Recombinant NELL Protein Production	France	9819839.3
2009-569-2	Isoform NELL-1 Peptide	United States Of America	13/256,931
2009-569-2	Isoform NELL-1 Peptide	European Patent Office	10756811.5
2009-569-2	Isoform NELL-1 Peptide	United Kingdom	10756811.5
2009-569-2	Isoform NELL-1 Peptide	Spain	10756811.5
2009-569-2	Isoform NELL-1 Peptide	Germany	10756811.5
2009-569-2	Isoform NELL-1 Peptide	France	10756811.5
2009-569-2	Isoform NELL-1 Peptide	Italy	10756811.5
2009-569-2	Isoform NELL-1 Peptide	Canada	2756168
2009-569-3	Isoform NELL-1 Peptide	United States Of America	15/265,680
2009-569-4	Isoform NELL-1 Peptide	United States Of America	15/954,225
2004-331-9	Recombinant NELL Protein Production	United States Of America	13/769,222
2004-331-A	Recombinant NEL-Like (NELL) Protein Production	United States Of America	15/462,682

2004-331-B	Recombinant NEL-Like (NELL) Protein Production	United States Of America	16/283,289
2015-573-2	A Random Conjugate Molecule and Methods of Making and Using the Same	United States Of America	15/068,412
2015-909-3	Composition for bone and methods of making and using the same	PCT	PCT/US2016/035705
2016-631-2	Bone-Targeting Therapeutic Conjugate and Methods of Making and Using the Same	United States Of America	16/084,525
2016-631-2	Bone-Targeting Therapeutic Conjugate and Methods of Making and Using the Same	European Patent Office	17767347.2
2016-99d-2	Methods and Compositions for Neurological Disorders	United States Of America	62/662,435

APPENDIX B

LICENSEE CONTACT INFORMATION

Licensee Name	Bone Biologics	UC Control No.
PATENT PROSECUTION CONTACT
LAST NAME		TELEPHONE
FIRST NAME		FAX
TITLE		EMAIL
COMPANY NAME
ADDRESS
CITY, STATE, ZIP
COUNTRY
PROGRESS REPORTS CONTACT
LAST NAME		TELEPHONE
FIRST NAME		FAX
TITLE		EMAIL
COMPANY NAME
ADDRESS
CITY, STATE, ZIP
COUNTRY
FINANCIALS CONTACT
LAST NAME		TELEPHONE
FIRST NAME		FAX
TITLE		EMAIL
COMPANY NAME
ADDRESS
CITY, STATE, ZIP
COUNTRY

APPENDIX C

COMMON STOCK PURCHASE AGREEMENT & STOCK CERTIFICATE

[Common Stock Purchase Agreement & Stock Certificate Follow:]